                                                                  EXHIBIT 4(b)


                            STOCK PURCHASE AGREEMENT

     This Stock Purchase Agreement (this "Agreement") dated as of the 20th day of May, 1997 between TERRY S. JACOBS (the "Buyer"), and REGENT COMMUNICATIONS, INC., a Delaware corporation (the "Company").


     1. Sale and Purchase of the Series A Preferred Stock. On and subject to the terms and conditions set forth herein, the Company hereby sells, issues and delivers to Buyer, and Buyer hereby purchases from the Company, 240,000 shares of the 7% Series A Convertible Preferred Stock of the Company (the "Series A Preferred Stock").

     2. Purchase Price. The purchase price for the Series A Preferred Stock is One Million Two Hundred Thousand Dollars ($1,200,000.00) ($5.00 per share) (the "Purchase Price"), which sum has been paid by Buyer to the Company upon the execution of this Agreement.

     3. Deliveries by the Company. Upon the execution of this Agreement, the Company has made the following deliveries to Buyer, and Buyer hereby acknowledges receipt thereof:

        (a) a stock certificate representing the Series A Preferred Stock duly issued in the name of Buyer and bearing the legends set forth in Section 6(j) hereof; and

        (b) the Stockholders' Agreement, in the form of Exhibit A attached hereto (the "Stockholders' Agreement"), duly executed on behalf of the Company; and

        (c) a certificate issued by the Secretary of State of Delaware as to the status of the Company as a corporation organized and existing in good standing in that state; and

        (d) copies of the Certificate of Incorporation and By-Laws of the Company, certified as true and complete by an officer of the Company.

     4. Deliveries by Buyer. Upon the execution of this Agreement, Buyer has made the following deliveries to the Company, and the Company hereby acknowledges receipt thereof:

        (a) the Purchase Price; and

        (b) the Stockholders' Agreement, duly executed on behalf of Buyer.

     5. Representations and Warranties of the Company. The Company represents and warrants to Buyer, as of the date hereof, as follows:

        (a) Organization and Qualification. The Company is validly existing as a Delaware corporation in good standing and is authorized to transact business as a foreign





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

corporation in good standing in those jurisdictions in which the nature of its activities or the property owned by it make such qualification necessary.

        (b) Capital Stock. The parties having made the deliveries set forth in
Section 3 and Section 4 hereof, the Series A Preferred Stock issued and delivered to Buyer hereunder is duly authorized, validly issued, fully paid and nonassessable, and constitutes 21.2% of the issued and outstanding shares of capital stock of the Company. Based on the capitalization of the Company as of the date hereof, if the Series A Preferred Stock purchased by Buyer pursuant to this Agreement and all other outstanding shares of the Series A Preferred Stock were converted to common stock of the Company in accordance with the terms of the Series A Preferred Stock, all as of the date hereof, the Series A Preferred Stock issued and delivered to Buyer pursuant to this Agreement, as so converted, would constitute 21.2% of the issued and outstanding common stock of the Company as of the date hereof. Except under the terms of the Series A Preferred Stock, as set forth in the Amended and Restated Certificate of Incorporation of the Company, and except as described elsewhere in this Agreement, there are not outstanding any warrants, options or conversion or other rights (including preemptive rights) pursuant to which the Company is or could become obligated to issue any stock or any securities convertible into or exchangeable for stock of the Company, or any contracts or commitments providing for the issuance of or granting of rights to acquire, any stock of the Company or securities convertible into or exchangeable for stock of the Company.

        (c) Authority of the Company. This Agreement has been duly authorized, executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting enforcement of creditors' rights generally and except as enforcement is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity).

        (d) No Conflicts. The execution, delivery and performance of this Agreement and the Stockholders' Agreement by the Company does not and will not violate any provision of law or any rule or regulation of any federal, state or local governmental authority to which the Company is subject, nor result in a breach or violation by the Company of any of the terms or provisions of, or constitute an event of default under the Company's Certificate of Incorporation or By-Laws, as currently in effect, or any indenture, mortgage, trust (constructive or otherwise), loan agreement, lease or other agreement or instrument to which the Company is a party or by which the Company or its assets are bound. The Company is not a party to, or subject to, or bound by, any judgment, award, injunction, order or decree of any court or governmental authority, or any arbitration award which may restrict or interfere with the performance by the Company of this Agreement or the Stockholders' Agreement.

        (e) Required Consents. No consent, approval, joinder, waiver, authorization, or declaration, filing or registration with any governmental or regulatory authority, or any consent of any third party, is required to be obtained by the Company in connection with the execution, delivery and performance of this Agreement or the Stockholders' Agreement or the consummation of the transactions contemplated thereby.



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



        (f) Litigation. There are no claims, demands, disputes, actions, suits, proceedings or investigations pending or, to the best of the Company's knowledge, threatened against or directly affecting the Company or its properties, at law or in equity or before or by any federal, state, municipal or other governmental department, commission, board, agency or instrumentality, domestic or foreign; nor is the Company, its business or assets, subject to any presently effective adverse order, writ, injunction or decree of any court, domestic or foreign, or any federal agency or instrumentality, and, the Company is not in default with respect to or in violation of any law, order, regulation, rule or ordinance of any federal, state, municipal or local department, commission, board, agency or instrumentality.

        (g) Compliance With Laws. The Company is in compliance with all applicable laws, orders, regulations, rules and ordinances non-compliance with which could have a material adverse effect on the Company or its business or properties.

        (h) No Broker or Finder. The Company has not retained, or otherwise entered into any agreement or understanding with, any broker or finder in connection with the transactions contemplated by this Agreement, and Buyer will not incur any liability for any fee, commission or other compensation on account of any such retention, agreement or understanding by the Company.

        (i) Balance Sheet. The Company's balance sheet as of May 15, 1997, a copy of which is attached hereto as Exhibit B (the "Balance Sheet"), is true and correct in all material respects as of such date and fairly reflects the financial condition of the Company as of said date. Since the date of the Balance Sheet, the Company has not engaged in any transaction otherwise than in the ordinary course of business.

        (j) Absence of Undisclosed Liabilities. As of the date of this Agreement, the Company does not have any liabilities, obligations, or debts, whether accrued, absolute, contingent or otherwise, existing or arising out of any transaction entered into, or state of facts existing, on or prior to the date hereof, other than such liabilities as are reflected on the Balance Sheet.

     6. Representations and Warranties of Buyer. Buyer hereby represents and warrants to the Company, as of the date hereof, as follows:

        (a) Non-Registration. Buyer understands that the offering and sale of the Series A Preferred Stock is intended to be exempt from registration under the Securities Act of 1933, as amended (the "1933 Act"), by virtue of Section 4(2) of the Act and the provisions of Regulation D promulgated thereunder, that the Series A Preferred Stock has not been registered under the 1933 Act or under the securities laws of any state, and that the Company will be under no obligation to effect any such registration.

        (b) Investment Intent. Buyer is purchasing the Series A Preferred Stock for his own account, for investment and not with a view to resale, distribution, or other disposition, and Buyer has no present plans to enter into any contract, undertaking, agreement or arrangement for




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


any such resale, distribution or other disposition. Buyer will not sell or otherwise transfer the Series A Preferred Stock without registration under the 1933 Act and applicable state securities laws, or pursuant to an exemption from the registration requirements thereof which, in the opinion of counsel acceptable to the Company, is available for the transaction.

        (c) Status of Buyer. Buyer is an "accredited investor," as that term is defined in Rule 501(a) of Regulation D promulgated under the 1933 Act.

        (d) Opportunity to Review Books and Records. Buyer has had a reasonable opportunity to inspect all documents, books and records pertaining to the Company and the Series A Preferred Stock and confirms that the Series A Preferred Stock is being purchased without Buyer's receipt of any offering literature. Buyer is not relying on the Company or any agent of the Company with respect to the economic or other considerations of an investment in the Company; provided, however, that the representations of Buyer contained in this subsection (d) and in subsection (e) below of this Section 6 shall not operate to limit or modify the representations and warranties made by the Company in
Section 5 of this Agreement or the right of Buyer to rely thereon.

        (e) Opportunity for Questions. Buyer has had a reasonable opportunity to ask questions of and receive answers from a person or persons acting on behalf of the Company concerning the Company, its business and proposed operations, the terms of the Series A Preferred Stock and all other aspects of investment in the Company, and all such questions have been answered to the full satisfaction of Buyer.

        (f) Manner of Purchase. Buyer is not subscribing for the Series A Preferred Stock as a result of or pursuant to any advertisement, article, notice or other communication published in any newspaper, magazine, or similar media or broadcast over television or radio, or presented at any seminar or meeting, or any solicitation of a subscription by a person other than a representative of the Company.

        (g) Absence of Certain Convictions, Orders. Neither Buyer nor any affiliate (as defined in the 1933 Act) of Buyer: (i) has filed a registration statement which is the subject of a currently effective stop order entered pursuant to any state's law within five years prior to the date hereof; (ii) has been convicted within five years prior to the date hereof of any felony or misdemeanor in connection with the purchase or sale of any security or any felony involving fraud or deceit including, but not limited to, forgery, embezzlement, obtaining money under false pretenses, larceny or conspiracy to defraud; (iii) is currently subject to any state's administrative order or judgment entered by that state's securities administrator within five years prior to the date hereof and is not subject to any state's administrative order or judgment in which fraud or deceit was found and the order or judgment was entered within five years of the date hereof; (iv) is currently subject to any state's administrative order or judgment which prohibits the use of any exemption from registration in connection with the purchase or sale of securities; (v) is subject to any order, judgment or decree of any court of competent jurisdiction temporarily or preliminarily restraining or enjoining, or is subject to any order, judgment or decree of any court of competent jurisdiction, entered within five years prior to the date hereof, permanently restraining or enjoining



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the any such person from engaging in or continuing any conduct or practice in connection with the purchase or sale of any security or involving the making of any false filing with any state.

        (h) No Conflict. The execution, delivery and performance of this Agreement by Buyer (i) will not constitute a default under or conflict with any agreement or instrument to which Buyer is a party or by which Buyer of his assets are bound, (ii) will not conflict with or violate any order, judgment, decree, statute, ordinance or regulation applicable to Buyer and (iii) do not require the consent of any person or entity.

        (i) No Broker or Finder. Buyer has not retained, or otherwise entered into any agreement or understanding with, any broker or finder in connection with its purchase of the Series A Preferred Stock hereunder, and the Company will not incur any liability for any fee, commission or other compensation on account of any such retention, agreement or understanding by Buyer.

        (j) Legends. Buyer understands that the certificate representing the Series A Preferred Stock shall bear legends in substantially the following forms, and Buyer shall not transfer any of the shares of Series A Preferred Stock, or any shares of common stock that may be issued on conversion thereof, or any interest therein, except in accordance with the terms of such legends:

        "The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended, or the securities laws of any state (the "Securities Laws") . These securities may not be offered, sold, transferred, pledged or hypothecated in the absence of registration under applicable Securities Laws, or the availability of an exemption therefrom. This certificate will not be transferred on the books of the Corporation or any transfer agent acting on behalf of the Corporation except upon the receipt of an opinion of counsel, satisfactory to the Corporation, that the proposed transfer is exempt from the registration requirements of all applicable Securities Laws, or the receipt of evidence, satisfactory to the Corporation, that the proposed transfer is the subject of an effective registration statement under all applicable Securities Laws."

        "The issuer is subject to restrictions contained in the Federal Communications Act, as amended. The securities evidenced by this certificate may not be sold, transferred, assigned or hypothecated if, as a result thereof, the issuer would be in violation of that act."

        "The securities represented by this certificate are subject to the terms of (i) that certain Stock Purchase Agreement dated as of May 20, 1997 between Terry S. Jacobs and Regent Communications, Inc., and (ii) that certain Stockholders' Agreement dated as of May 20, 1997 among Terry S. Jacobs and its stockholders, as the same may be amended from time to time."

        (k) Authority of Buyer. This Agreement and the Stockholders' Agreement constitute the legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their terms, except as enforcement may be limited by bankruptcy, insolvency,



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reorganization, moratorium or similar laws affecting enforcement of creditors'
rights generally and except as enforcement is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity).

        (l) No Conflicts. The execution, delivery and performance of this Agreement and the Stockholders' Agreement by Buyer will not violate any provision of law or any rule or regulation of any federal, state or local governmental authority to which Buyer is subject, nor result in a breach or violation by Buyer of any of the terms or provisions of, or constitute an event of default under, the any indenture, mortgage, trust (constructive or otherwise), loan agreement, lease or other agreement or instrument to which Buyer is a party or by which Buyer or his assets are bound. Buyer is not a party to, or subject to, or bound by, any judgment, award, injunction, order or decree of any court or governmental authority, or any arbitration award which may restrict or interfere with the performance by Buyer of this Agreement, the Stockholders' Agreement or such other documents as may be delivered by Buyer in connection herewith.

        (m) Legal Proceedings. There is no action, suit, proceeding or investigation pending (or, to the knowledge of Buyer, threatened) against Buyer in, before or by any court, administrative agency or arbitrator affecting the ability of Buyer to carry out the provisions of this Agreement or the Stockholders' Agreement and the transactions contemplated thereby.

        (n) Dilution. Buyer acknowledges and understands that shares of common stock of the Company have been issued at prices per share substantially less than that on which the Purchase Price is based and that Buyer will suffer immediate substantial dilution from the Purchase Price paid by Buyer for the Series A Preferred Stock. Furthermore, the Company anticipates financing its contemplated acquisitions of radio and other communications properties, in part, with additional equity, the issuance of which would dilute the percentage interest of Buyer in the Company.

     8. Use of Proceeds. The Company hereby covenants and agrees with Buyer that the Purchase Price received from Buyer at the Closing shall be used solely for working capital, fixed asset purchases, acquisitions, and related expenses, and for no other use or purpose. The Company hereby agrees that in the event the Purchase Price is applied for purposes other than those specified in this
Section 8, the Company shall redeem the Series A Preferred Stock from Buyer and refund to Buyer the full amount of the Purchase Price plus an amount equal to any accrued and unpaid dividends through the date of such redemption.

     9. Registration Rights. If, during any period when Buyer holds shares of the Series A Preferred Stock or common stock of the Company issued on conversion thereof (the "Conversion Shares"), the Company files a registration statement to register for public offering its common stock, the Company shall give at least 90 days' advance written notice to Buyer of its intent to file such registration statement. If so requested by Buyer within 30 days of the giving of such written notice, to the extent then permissible under federal and applicable state securities laws, and the rules and regulations of the Securities and Exchange Commission thereunder, the Company shall include in such registration statement for Buyer's account all but not less than all of the shares of the Conversion Shares then held by Buyer, except where the inclusion of any or all of Buyer's




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Conversion Shares is not permitted by the Company's underwriter(s) based on bona fide market considerations.

     The expense of such registration (except for the expense of underwriters' or other sales compensation which will be borne by Buyer on a pro rata basis in proportion to the number of shares transferred for Buyer's account as a portion of the total number of shares sold pursuant to the registration statement) will be borne by the Company. At the time of any registration pursuant to this
Section 9, the Company and Buyer shall enter into any underwriting or other formal agreements containing such terms and provisions with respect to the marketing of such securities, indemnification and other related matters as may be reasonably required by the Company's underwriter(s) in any such registration. As a condition of the inclusion of the Conversion Shares in any such registration, Buyer agrees to furnish to the Company such information concerning Buyer as may be requested by the Company as necessary in connection with the registration or qualification of the Conversion Shares under federal and state securities laws. Prior to the effective date of any such registration statement relating to the Conversion Shares, the Company and Buyer shall each enter into an agreement providing for reciprocal indemnification against losses, claims, damages, liabilities and expenses resulting from any untrue statement or alleged untrue statement of a material fact contained in a prospectus or related registration statement, notification or the like or from any omission or alleged untrue statement of material fact required to be stated therein or necessary to make the statements therein not misleading, based upon the information provided by it or on its behalf for use therein.

     10. Modification of Terms of Convertible Preferred Stock. Notwithstanding
Section 12 hereof, the Company and Buyer agree that in the event the Company issues additional shares of any series of its Preferred Stock now or hereafter authorized by its Certificate of Incorporation, as it may be amended from time to time ("Additional Shares"), and if the terms of such Additional Shares entitle the holders thereof to the following, on and subject to such further terms and conditions as may be agreed to between the Company and such holders (collectively, the "New Terms"):

               (a) to require the Company to redeem the Additional Shares;

               (b) to demand that the Company effect a 1933 Act registration statement covering the Additional Shares or the common stock of the Company into which the Additional Shares may be converted;

               (c) to receive an adjustment to the number of Additional Shares or the number of shares of common stock of the Company into which the Additional Shares may be converted, or to the conversion price thereof, by virtue of the future issuance or deemed issuance of additional common stock of the Company or other securities of the Company convertible into or otherwise entitling the holder to acquire common stock of the Company; and/or




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               (d) to assert the occurrence of one or more specified events as events of default by the Company and to exercise one or more specified rights and remedies by virtue of the occurrence thereof;

then in such event, the New Terms shall automatically also apply to the Series A Preferred Stock acquired by Buyer hereunder, whether or not the New Terms are perceived by Buyer (or any subsequent holder of such Series A Preferred Stock) or by the Company as being a benefit to Buyer (or any such subsequent holder), as if such New Terms had been set forth in the Company's Certificate of Incorporation and/or this Agreement on the date hereof. To the extent that the New Terms are inconsistent in any respect with the then existing terms of the Series A Preferred Stock or any provision of this Agreement, the New Terms shall control. If such inconsistency involves provisions set forth in the Company's Certificate of Incorporation or By-Laws as then in effect, the Company's Certificate of Incorporation of By-Laws shall be amended to resolve such inconsistency. Buyer (and for any subsequent holder of the Series A Preferred Stock acquired by Buyer hereunder) shall consent to any such amendment that requires the consent of the holders of such Series A Preferred Stock.

     12. No Additional Restrictions. Except as otherwise required by law or provided for in this Agreement, including the provisions of Section 10 hereof, the Company hereby agrees that it will not, without the written consent of Buyer, become a party to any agreement which, by its terms, materially restricts, nor will it modify, amend or restate the terms of any existing agreement which would materially restrict, the rights of the Series A Preferred Stock.

     13. Repurchase by the Company.

        (a) If the Company fails to consummate, in its own name or through one or more wholly-owned subsidiaries, within the 12-month period commencing on the date hereof, the acquisition of radio station properties having an aggregate purchase price of at least $10,000,000, the Company will, within 60 days from the date of its receipt of the written request of Buyer given within 30 days following the end of such 12-month period, repurchase the Series A Preferred Stock then held by Buyer at the per share Purchase Price, plus an amount equal to all unpaid dividends thereon, including accrued dividends, whether or not declared, to the date of repurchase, which shall be paid by the Company to Buyer in cash at the closing thereof.

        (b) If the Company fails to raise additional equity of $5,000,000 or more, in its own name or through one or more wholly-owned subsidiaries, within the 24-month period commencing on the date hereof, the Company will, within 60 days from the date of its receipt of the written request of Buyer therefor given within 30 days following the end of such 24-month period, repurchase the Series A Preferred Stock then held by Buyer at the per share Purchase Price, plus an amount equal to all unpaid dividends thereon, including accrued dividends, whether or not declared, to the date of repurchase, which shall be paid by the Company to Buyer in cash at the closing thereof.

     14. Audited Financials. The Company shall furnish to the holder(s) of the Series A Preferred Stock issued pursuant to this Agreement, within 120 days after the close of each fiscal



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year of the Company, audited financial statements of the Company for such fiscal year, prepared and presented in accordance with generally accepted accounting principles, together with the report of independent certified public accountants, unqualified as to scope.

     15. Employment Agreements. The Company hereby agrees to enter into Executive Employment Agreements with each of Buyer and William L. Stakelin in substantially the form attached hereto as Exhibit C. Buyer hereby agrees to enter into an Executive Employment Agreement with the Company in substantially the form of Exhibit C.

     16. Miscellaneous

        (a) Notices. Any notice, request or other document to be given hereunder to any party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by telecopy or certified or registered mail, postage prepaid:

                        (i)         if to the Company, addressed to:

                                    Regent Communications, Inc.
                                    50 East RiverCenter Boulevard, Suite 180
                                    Covington, KY  41011
                                    Attn:  William L. Stakelin, President
                                    Facsimile: (606) 292-0352

                        (ii)        if to Buyer, addressed to:

                                    Mr. Terry S. Jacobs
                                    c/o Regent Communications, Inc.
                                    50 East RiverCenter Boulevard, Suite 180
                                    Covington, KY  41011
                                    Facsimile: (606) 292-0352

or to such other address or telecopy number as any party shall have specified by notice given to the other parties in the manner specified above.

        (b) Entire Agreement; Amendment. This Agreement, including the Exhibits hereto, and the other agreements expressly contemplated by this Agreement, contain the entire agreement between the parties with respect to the subject matter hereof and supersede all prior oral and written agreements, memoranda, term sheets, understandings and undertakings among the parties hereto relating to the subject matter hereof. This Agreement may be modified or amended only by a written instrument executed by or on behalf of the parties hereto.

        (c) Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Ohio without regard to the application of its conflicts of laws principles.



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        (d) Severability. In case any provision in this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby.

        (e) Construction. The section and subsection headings used herein are for convenience of reference only, are not a part of this Agreement and are not to affect the construction of, or be taken into consideration in interpreting, any provision of this Agreement. As used in this Agreement, the masculine, feminine and neuter gender each includes the other, unless the context otherwise dictates. Any and all schedules and exhibits referred to in this Agreement and attached hereto are and shall be incorporated in this Agreement as if fully set forth herein.

        (f) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

        (g) Specific Performance. The parties hereto acknowledge that damages may be an inadequate remedy for any breach of the provisions of this Agreement and agree that the obligations of the parties hereunder may be specifically enforceable, and no party will take any action to impede the other from seeking to enforce such right of specific performance after any such breach.

        (h) Successors and Assigns: Assignability. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns. This Agreement (i) shall not confer upon any person other than the parties hereto and their respective successors and permitted assigns any rights or remedies hereunder; and (ii) shall not be assignable by either party without the prior written consent of the other.

        (i) Further Assurances. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary proper or advisable to consummate and make effective the transactions contemplated by this Agreement.

        (j) Survival. The representations and warranties of the parties contained herein shall survive execution and delivery of this Agreement and issuance and delivery of the Series A Preferred Stock hereunder.



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



        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered, as of the day and year first above written.

                                      COMPANY:

                                      REGENT COMMUNICATIONS, INC.


                                      By:
                                         --------------------------------------
                                      Its:
                                          -------------------------------------

                                      BUYER:


                                      -----------------------------------------
                                      Terry S. Jacobs





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